Exhibit 99.1

NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Contact:	Steven D. Oldham
Louis A. Raspino
Nicolas J. Evanoff
(713) 789-1400

Pride International Reports Fourth Quarter Results

     Houston, Texas, February 27, 2004 - Pride International, Inc. (NYSE: PDE) reported a net loss for the fourth quarter 2003 of $38,452,000 ($.28 per share) on revenues of $434,850,000. For the same period in 2002, Pride reported net earnings of $1,143,000 ($.01 per share) on revenues of $348,983,000.

     For the year ended December 31, 2003, Pride reported a net loss of $23,933,000 ($.18 per share) on revenues of $1,689,720,000. For the year ended December 31, 2002, the Company reported a net loss of $8,335,000 ($.06 per share) on revenues of $1,269,774,000.

     As previously disclosed, the Company has encountered significant challenges in connection with the construction of four deepwater platform rigs on behalf of two customers in 2003. During the fourth quarter of 2003, the Company reported additional losses related to these construction projects of approximately $34 million, net of estimated taxes. For the year, the Company’s Technical Services segment recognized approximately $64 million of losses, net of estimated taxes, in connection with these projects. The additional losses in the fourth quarter are principally attributable to: (1) financial relief to a shipyard that encountered significant financial difficulties, in order for it to complete a reduced scope of work; (2) costs associated with completion of tasks by newly contracted parties to finish the scope of work excluded from the previously mentioned shipyard; as well as transportation and other costs necessitated by the revised project completion plan; (3) additional provisions for the estimated costs of settling a number of commercial disputes with shipyards, equipment vendors, EPC contractors and others; (4) additional provisions for commissioning, training and warranties based on experience from the start-up of the first of the four rigs (now completed and operating); and (5) revised estimates for certain cost items. The Company is continuing to evaluate certain loss provisions at this time, and accordingly, the final amount of such provisions recorded in the fourth quarter could differ from the amounts included in these results.

     Results for the fourth quarter of 2003 were also affected by certain other items, including: (1) charges relating to certain receivables and claims of $5,445,000, net of estimated taxes; and (2) cash and non-cash provisions relating to executive retirements of $3,474,000, net of estimated taxes. Results for the year ended December 31, 2003 include these amounts as well as the following items: (1) income of $18,695,000, net of estimated taxes, relating to the contractual upgrade of a land rig deployed to Kazakhstan, recognized in the third quarter of 2003; and (2) a charge of $3,992,000, net of estimated taxes, representing the call premium on the early extinguishment of $150 million principal amount of Pride’s 9-3/8% Senior Notes due 2007 and related deferred financing costs, recognized in the third quarter of 2003.

     In the Gulf of Mexico, results for the quarter improved sequentially over the third quarter of 2003, due primarily to contributions from two jackups and one semisubmersible rig that commenced operations in Mexico during the fourth quarter of 2003, and marginally higher dayrates for the U.S. Gulf of Mexico jackups. This was offset by decreased utilization in the Company’s platform rig fleet and higher operating expenses associated with the shorebase in Mexico due to the ramp-up in activity in 2003. Average utilization of Pride’s Gulf of Mexico jackup fleet during the fourth quarter of 2003 increased to 78% from 58% during the fourth quarter of 2002 and from 72% during the third quarter of 2003. Average daily revenues per rig during the fourth quarter of 2003 increased to $32,725, up from $28,533 during the prior year’s quarter and $31,295 during the third quarter of 2003.

     Results from international offshore operations decreased sequentially. Significantly impacting the quarter, the Pride South Atlantic completed its contract and was idle until late January 2004. Also, the Pride Venezuela had a full quarter of idle time following completion of its contract during the third quarter. In addition, the Company experienced downtime on several semisubmersibles and one tender-assisted rig due to unscheduled repair and maintenance work.

     The Company’s international land operations and E&P Services segments improved in the fourth quarter of 2003 over the same quarter of 2002 due to higher activity levels in Argentina and Venezuela and the operation of two large land rigs in Kazakhstan during the 2003 quarter. Results declined sequentially however, due primarily to temporarily reduced activity levels in the South American region late in the year and commencement of a reduced winter standby rate in Kazakhstan. The third quarter 2003 results also included income relating to the contractual upgrade of a land rig deployed to Kazakhstan, as mentioned previously.

     Pride will host a conference call at 9:00 a.m. central time on Friday, February 27, 2003, to further discuss the Company’s operations and results. Individuals who wish to participate in the conference call may do so by dialing (800) 857-9091 in the United States or (712) 271-0046, worldwide. The conference leader will be Paul Bragg and the password is “Pride”. In addition, the conference call will be broadcast live, on a listen-only basis, over the Internet at http://www.firstcallevents.com/service/ajwz401374071gf12.html. A replay of the conference call, as well as an update of the contract status of the Company’s rig fleet, historical financial statement and segment information, and supplemental operating statistics will be available on Pride’s corporate web site at http://www.prideinternational.com.

     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 30 countries, operating a diverse fleet of 326 rigs, including two ultra-deepwater drillships, 11 semisubmersible rigs, 35 jackup rigs, 29 tender-assisted, barge and platform rigs, and 249 land rigs.

PRIDE INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002[1]	2003	2002[1]
Revenues	$434,850	$348,983	$1,689,720	$1,269,774
Operating costs	355,319	222,661	1,197,845	794,739
Depreciation and amortization	63,446	60,152	249,222	230,204
Selling, general and administrative	39,116	23,810	120,435	94,241

Earnings (loss) from operations	(23,031)	42,360	122,218	150,590

Other income (expense)
Interest expense	(31,927)	(35,954)	(133,227)	(140,863)
Interest income	1,854	(1,932)	3,182	2,084
Other income (expense), net	7,272	167	3,529	(1,072)

Other expense, net	(22,801)	(37,719)	(126,516)	(139,851)

Earnings (loss) before income taxes & minority interest	(45,832)	4,641	(4,298)	10,739
Income tax provision (benefit)	(12,703)	1,345	(1,130)	2,977
Minority interest	5,323	2,153	20,765	16,097

Net earnings (loss)	$(38,452)	$1,143	$(23,933)	$(8,335)

Net earnings (loss) per share
Basic	$(0.28)	$0.01	$(0.18)	$(0.06)
Diluted	$(0.28)	$0.01	$(0.18)	$(0.06)
Weighted average shares outstanding
Basic	135,291	134,041	134,704	133,305
Diluted	135,291	134,838	134,704	133,305

(1)	The three and twelve months ended December 31, 2002 results have been restated to reflect the retroactive adoption of FIN 46R, Consolidation of Variable Interest Entities.

PRIDE INTERNATIONAL, INC.
RESULTS BY OPERATING SEGMENT
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002[1]	2003	2002[1]
Revenues
Gulf of Mexico	$81,067	$53,964	$271,490	$165,419
International offshore	166,144	172,818	683,058	642,319
International land	115,347	82,584	482,832	299,278
E&P services	32,016	22,112	122,052	73,000
Technical services	40,276	17,505	130,288	89,758

Total revenues	434,850	348,983	1,689,720	1,269,774

Operating Costs
Gulf of Mexico	53,815	42,881	185,476	141,766
International offshore	92,896	86,592	347,398	310,071
International land	92,624	58,665	341,847	204,018
E&P services	23,964	16,074	88,318	52,176
Technical services	92,020	18,449	234,806	86,708

Total operating costs	355,319	222,661	1,197,845	794,739

Segment Profit (Loss)
Gulf of Mexico	27,252	11,083	86,014	23,653
International offshore	73,248	86,226	335,660	332,248
International land	22,723	23,919	140,985	95,260
E&P services	8,052	6,038	33,734	20,824
Technical services	(51,744)	(944)	(104,518)	3,050

Total segment profit (loss)	$79,531	$126,322	$491,875	$475,035

Days Worked
Gulf of Mexico	2,740	1,980	9,222	6,757
International offshore	2,267	2,461	9,655	9,359
International land	15,068	13,477	62,390	45,676
Utilization
Gulf of Mexico	62%	51%	55%	44%
International offshore	82%	89%	87%	89%
International land	69%	70%	75%	64%

(1)	The three and twelve months ended December 31, 2002 results have been restated to reflect the retroactive adoption of FIN 46R, Consolidation of Variable Interest Entities.

PRIDE INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	December 31,	December 31,
	2003	2002[1]
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$69,134	$133,986
Restricted cash	38,840	52,700
Trade receivables, net	371,510	265,885
Parts and supplies	73,763	64,920
Deferred income taxes	3,371	3,332
Other current assets	170,306	176,912

Total current assets	726,924	697,735

PROPERTY AND EQUIPMENT, net	3,446,331	3,473,636

OTHER ASSETS
Investments in and advances to affiliates	33,984	29,620
Goodwill, net	69,014	72,014
Other assets, net	102,177	129,852

Total other assets	205,175	231,486

	$4,378,430	$4,402,857

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$163,707	$186,657
Accrued expenses	260,098	226,696
Deferred income taxes	957	985
Short-term borrowings	27,555	17,724
Current portion of long-term debt	188,737	99,265
Current portion of long-term lease obligations	2,749	2,679

Total current liabilities	643,803	534,006

LONG-TERM DEBT, net of current portion	1,805,099	1,873,936
LONG-TERM LEASE OBLIGATIONS, net of current portion	9,979	12,511
DEFERRED INCOME TAXES	59,378	100,966
OTHER LONG-TERM LIABILITIES	54,423	99,937
MINORITY INTEREST	102,969	82,204
SHAREHOLDERS’ EQUITY	1,702,779	1,699,297

	$4,378,430	$4,402,857

(1)	The December 31, 2002 balance sheet has been restated to reflect the retroactive adoption of FIN 46R and certain reclassifications have been made to conform with current year presentation.